AMENDMENT TO
CLASS A DISTRIBUTION PLAN

CLASS C DISTRIBUTION PLAN

CLASS R DISTRIBUTION PLAN

CLASS 2 DISTRIBUTION PLAN

CLASS 4 DISTRIBUTION PLAN

CLASS 5 DISTRIBUTION PLAN

This Amendment, dated as of April 7, 2020, is to the Class A Distribution Plan, Class C Distribution Plan, Class R Distribution Plan, Class 2 Distribution Plan, Class 4 Distribution Plan, and Class 5 Distribution Plan, as applicable, each as amended and/or restated to date (each, a “Plan” and together, the “Plans”), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by each registered open-end investment company identified on Schedule A (each, an “Investment Company”) for the Class A, Class C, Class R, Class 2, Class 4 and Class 5 shares, respectively (each, a “Class” and together, the “Classes”), of such Investment Company or, where applicable, its separate series identified on Schedule A (each, a “Series”).

WITNESSETH:

WHEREAS, the Board of Trustees of each Investment Company wishes to amend the Plans for the respective Classes of the Investment Company or its Series as provided herein; and

WHEREAS, the Board of Trustees of each Investment Company, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of the Plans or in any of the agreements related to the Plans, approved the following amendment at a meeting on April 7, 2020.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that each Plan is amended to include a new appropriately numbered paragraph at the end of the Plan as follows:

Where the effect of a requirement of the 1940 Act reflected in any provision of the Plan is revised by rule, interpretation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation or order.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each Investment Company, on behalf of its Classes or the Classes of its Series, and Franklin/Templeton Distributors, Inc. as of the date set forth above.

Each Investment Company and, as applicable, each Series listed on Schedule A

By: /s/ Steven J. Gray
Name: Steven J. Gray
Title:   Vice President and Co-Secretary

Franklin/Templeton Distributors, Inc.

By: /s/ Dan O’Lear
Name: Dan O’Lear
Title:  President

Schedule A

Investment Company and Series	Class
Franklin Gold and Precious Metals Fund	A, C

Franklin Managed Trust
Franklin Rising Dividends Fund	A, C, R

Franklin Real Estate Securities Trust
Franklin Real Estate Securities Fund	A, C

Franklin Strategic Series
Franklin Biotechnology Discovery Fund	A, C
Franklin Growth Opportunities Fund	A, C, R
Franklin Natural Resources Fund	A, C
Franklin Small Cap Growth Fund	A, C, R
Franklin Small-Mid Cap Growth Fund	A, C, R
Franklin Strategic Income Fund	A, C, R

Franklin Templeton Variable Insurance Products Trust
Franklin Allocation VIP Fund	2, 4
Franklin Flex Cap Growth VIP Fund	2, 4
Franklin Global Real Estate VIP Fund	2
Franklin Growth and Income VIP Fund	2
Franklin Income VIP Fund	2, 4
Franklin Large Cap Growth VIP Fund	2
Franklin Mutual Global Discovery VIP Fund	2, 4
Franklin Mutual Shares VIP Fund	2, 4
Franklin Rising Dividends VIP Fund	2, 4
Franklin Small Cap Value VIP Fund	2, 4
Franklin Small-Mid Cap Growth VIP Fund	2, 4
Franklin Strategic Income VIP Fund	2, 4
Franklin U.S. Government Securities VIP Fund	2
Franklin VolSmart Allocation VIP Fund	2, 5
Templeton Developing Markets VIP Fund	2, 4
Templeton Foreign VIP Fund	2, 4
Templeton Global Bond VIP Fund	2, 4
Templeton Growth VIP Fund	2, 4